Exhibit 10.16

                                 CANDIE'S, INC.
                             2975 Westchester Avenue
                            Purchase, New York 10577


August 26, 1998

Mr. Frank Marcinowski
79 Rita Avenue
Fairfield, Connecticut  06430

Dear Frank:

I am pleased to offer you the position of Vice President Controller reporting directly to me. The compensation package is as follows:

     9. A base salary of $140,000 per annum. If this agreement is terminated for any reason other than cause by Candie's, Inc. during your first year of employment, you will be entitled to the lesser of 4 months severance pay or the remainder of the first year's term of employment.

     10. A discretionary bonus will be designed that will provide you with additional incentives.

     11. An option to purchase 30,000 shares of Candie's, Inc. common stock at the average of the bid and asked price of the stock on the day you accept the offer. The shares will vest as follows:

          10,000 shares on the six month anniversary of your first day of employment.
          10,000 on your first anniversary of employment and 10,000 on your second anniversary of employment.

     12.  An auto expense allowance of $300 per month.

     13. You will be entitled to all company benefits to include participation in our 401(k) Plan, Life Insurance equal to your yearly salary and our Oxford Health Plan.

Frank, I am confident that you can make a significant contribution to our success and be an integral part of our management team. We have a great future and we want you to be a part of it.

Please indicate your acceptance by signing in the space provided below.

Sincerely,

/s/ David M. Golden

David M. Golden
Senior Vice President
& Chief Financial Officer
                                                Accepted:  /s/ Frank Marcinowski
                                                           ---------------------
                                                               Frank Marcinowski